Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Ruth I. Dreessen

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS SECOND QUARTER RESULTS

Houston, TX – August 3, 2005 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $48.5 million, or $0.74 per diluted share, and income from operations of $82.8 million on net sales of $580.7 million for the second quarter of 2005. This compares favorably with second quarter 2004 net income of $34.4 million, or $0.69 per diluted share, and income from operations of $65.9 million on net sales of $449.4 million. The improvement in net sales and income from operations was primarily the result of increased sales volumes and increased selling prices, which outpaced higher feedstock and energy costs. PVC pipe sales volume increased driven by strong end-markets and by the August 2004 acquisition of the assets of Bristolpipe Corporation. Westlake Chemical uses the first-in, first-out (FIFO) method for valuing inventory. The FIFO method had a minimal negative impact on its second quarter results as compared with utilizing the last-in, first-out (LIFO) method used by some of our competitors.

Second quarter 2005 net income decreased $12.6 million, or $0.20 per diluted share from the $61.1 million net income, or $0.94 per diluted share, reported in the first quarter of 2005. Second quarter 2005 income from operations and net sales decreased $18.9 million and $37.9 million respectively, from the income from operations of $101.7 million and net sales of $618.6 million reported in the first quarter of 2005. These decreases were due primarily to lower selling prices for ethylene and polyethylene and higher raw material costs, which were partially offset by higher sales volumes in both segments and higher selling prices in our Vinyls segment.

Albert Chao, President and Chief Executive Officer, stated, “We are pleased to report another solid quarter as our results continue to significantly outpace the prior year. Although our Olefins segment results were below first quarter performance, we have seen positive signs in June and July of improved business activity, higher selling prices and reduced industry inventories.”

For the six months ended June 30, 2005, net income was $109.7 million, or $1.68 per diluted share, on net sales of $1,199.3 million. This compares favorably with the six months ended June 30, 2004 net income of $45.1 million, or $0.91 per diluted share, on net sales of $850.3 million. Income from operations was $184.5 million for the six months ended June 30, 2005 as compared to $92.8 million for the six months ended June 30, 2004. These increases were primarily due to higher sales volumes in our Vinyls segment and higher selling prices for all of our olefins and vinyls products which outpaced higher feedstock and energy costs.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the second quarter of 2005 was $101.9 million compared to $85.5 million in the second quarter of 2004 and $122.9 million in the first quarter of 2005. A reconciliation of EBITDA to reported net income and to cash flow from operating activities can be found in the financial tables at the end of this press release.

The company generated strong cash flow from operations of $143.7 million in the first six months of 2005 and repaid $30.6 million of its senior secured notes during that period, leaving it with $109.7 million of cash and $267.5 million of debt on the balance sheet as of June 30, 2005.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $6.5 million to $32.0 million in the second quarter of 2005 from $38.5 million in the second quarter of 2004. This decrease was primarily due to higher raw material costs for ethane, propane and benzene, higher energy costs and lower sales volumes for ethylene and polyethylene, which were partially offset by higher selling prices and higher styrene sales volumes.

Second quarter 2005 income from operations for the Olefins segment decreased by $30.4 million from the $62.4 million income from operations reported in the first quarter of 2005. The decrease was primarily due to lower selling prices for ethylene and polyethylene, lower ethylene sales volumes and higher raw material and energy costs. These decreases were partially offset by higher styrene prices and higher polyethylene and styrene sales volumes.

Income from operations for the Olefins segment increased by $24.9 million to $94.4 million for the six months ended June 30, 2005 from $69.5 million for the six months ended June 30, 2004. This increase was primarily due to higher olefins selling prices, which outpaced higher raw material and energy costs. Sales volumes were relatively unchanged with slightly lower ethylene and polyethylene sales volumes essentially offset by higher styrene sales volumes. Merchant ethylene sales volumes were lower for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 due to the increase in internal ethylene consumption at the Geismar facility.

VINYLS SEGMENT

Income from operations for the Vinyls segment increased by $22.9 million to $51.0 million in the second quarter of 2005 from $28.1 million in the second quarter of 2004. This increase was primarily due to higher selling prices and higher sales volumes for all of the company’s vinyls products. These increases were partially offset by higher energy and raw material costs.

Second quarter income from operations for the Vinyls segment increased by $9.3 million from the $41.7 million income from operations reported in the first quarter of 2005. The increase was primarily due to higher selling prices for caustic, PVC pipe and other PVC fabricated products and higher sales volumes for VCM and PVC pipe. These increases were partially offset by higher raw material costs.

Income from operations for the Vinyls segment increased by $67.8 million to $92.6 million for the six months ended June 30, 2005 from $24.8 million for the six months ended June 30, 2004.

This increase was primarily due to higher selling prices and sales volumes for all of our vinyls products. These increases were partially offset by higher raw material and energy costs. The first six months of 2004 earnings were adversely impacted by a fire at the Calvert City ethylene plant. The estimated impact on operating income of the outage relating to the fire was approximately $8.4 million.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed in March 2005.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. The following table reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s second quarter results will be held Wednesday, August 3, 2005 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (800) 260-8140, or (617) 614-3672 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 31164236.

A replay of the conference call will be available beginning an hour after its conclusion until 12:00 p.m. EDT (11:00 a.m. CDT) on Wednesday, August 10, 2005. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 98735767.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1104902 and the earnings release can be obtained via the company’s Web page at: http://www.westlakechemical.com/investors.html

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes; ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakechemical.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in $000)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales	$580,659	$449,359	$1,199,275	$850,253
Cost of Sales	481,179	367,830	980,012	729,917

Gross Profit	99,480	81,529	219,263	120,336

Selling, General and Administrative Expenses	16,717	14,304	34,792	26,196
Impairment of long-lived assets	—	1,314	—	1,314

Income from Operations	82,763	65,911	184,471	92,826

Interest Expense	(5,879)	(11,365)	(12,033)	(22,117)
Debt Retirement Cost	—	—	(646)	—
Other expense, net	(1,281)	(1,283)	(566)	(1,356)

Income before income taxes	75,603	53,263	171,226	69,353

Provision for income taxes	27,077	18,869	61,557	24,274

Net Income	$48,526	$34,394	$109,669	$45,079

Basic Earnings Per Share	$0.75	$0.69	$1.69	$0.91
Diluted earnings per share	$0.74	$0.69	$1.68	$0.91

Weighted Average Shares Outstanding
Basic	64,995,129	49,499,395	64,966,790	49,499,395

Diluted	65,203,447	49,499,395	65,247,563	49,499,395

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in $000)

	Unaudited
	June 30, 2005	December 31, 2004
Current Assets
Cash and Cash Equivalents	$109,673	$43,396
Accounts Receivable (net)	256,128	234,247
Inventories, net	308,194	319,816
Other Current Assets	51,605	74,479

Total Current Assets	725,600	671,938
Property, Plant and Equipment (net)	861,819	855,052
Other Assets (net)	60,550	65,463

Total Assets	$1,647,969	$1,592,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable and Accrued Liabilities	$235,201	$249,015
Current Portion of Long-Term Debt	1,200	1,200

Total Current Liabilities	236,401	250,215
Long-Term Debt	266,289	296,889
Other Liabilities	268,926	275,952

Total Liabilities	771,616	823,056

Stockholders’ Equity	876,353	769,397

Total Liabilities and Stockholders’ Equity	$1,647,969	$1,592,453

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in $000)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities
Net income	$109,669	$45,079

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,544	41,738
Deferred tax expense	22,757	22,497
Other balance sheet changes	(30,272)	(70,329)

	34,029	(6,094)

Net cash provided by operating activities	143,698	38,985

Cash flows from investing activities
Additions to property, plant and equipment	(44,092)	(19,396)
Proceeds from disposition of assets	34	1,006

Net cash used for investing activities	(44,058)	(18,390)

Cash flows from financing activities
Dividends paid	(2,763)	—
Repayments of borrowings	(30,600)	(600)

Net cash used for financing activities	(33,363)	(600)

Net increase in cash	66,277	19,995

Cash balance at beginning of period	43,396	37,381

Cash balance at end of period	$109,673	$57,376

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(unaudited, in $000)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales to External Customers
Olefins	$317,390	$271,199	$694,057	$531,075
Vinyls	263,269	178,160	505,218	319,178

	$580,659	$449,359	$1,199,275	$850,253

Income (Loss) from Operations
Olefins	$32,004	$38,496	$94,416	$69,470
Vinyls	50,980	28,057	92,632	24,796
Corporate and Other	(221)	(642)	(2,577)	(1,440)

	$82,763	$65,911	$184,471	$92,826

Depreciation and Amortization
Olefins	$12,178	$13,108	$24,932	$26,270
Vinyls	8,269	7,629	16,598	15,156
Corporate and Other	14	103	14	312

	$20,461	$20,840	$41,544	$41,738

Other Income (Expense), net
Olefins	$(2,227)	$(1,917)	$(1,928)	$(3,080)
Vinyls	435	(45)	465	(35)
Corporate and Other*	511	679	251	1,759

	$(1,281)	$(1,283)	$(1,212)	$(1,356)

*	Debt retirement costs of $646 are included in the six months ended June 30, 2005.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

(unaudited, in $000)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2005	2004	2005	2004
EBITDA	$122,860	$101,943	$85,468	$224,803	$133,208
Less:
Income tax provision	34,480	27,077	18,869	61,557	24,274
Interest expense	6,154	5,879	11,365	12,033	22,117
Depreciation and amortization	21,083	20,461	20,840	41,544	41,738

Net income	61,143	48,526	34,394	109,669	45,079
Changes in operating assets and liabilities	(20,162)	31,434	(22,559)	11,272	(28,591)
Deferred income taxes	11,275	11,482	17,353	22,757	22,497

Cash flow from operating activities	$52,256	$91,442	$29,188	$143,698	$38,985

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Key Product Sales Price and Volume Variance by Operating Segment

	Q2’05 vs Q2’04		Q2’05 vs Q1’05
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins (1)	+17.8%	-3.6%	-9.0%	+3.3%
Vinyls (2)	+19.7%	+23.4%	+3.4%	+5.3%
Average	+18.9%	+7.1%	-3.6%	+4.2%

(1)	Includes: ethylene and co-products, polyethylene and styrene.
(2)	Includes: ethylene co-products, caustic, VCM, PVC resin, PVC pipe and other fabricated products.

Average Quarterly Industry Prices

	Qtr 2 ’04	Qtr 3 ’04	Qtr 4 ’04	Qtr 1 ’05	Qtr 2 ’05
Ethane (cents/lb)	15.3	17.6	20.3	17.6	17.6
Propane (cents/lb)	15.4	18.8	20.1	18.7	19.5
Ethylene (cents/lb) (1)	31.5	32.8	39.2	41.5	38.3
Polyethylene (cents/lb) (2)	55.3	55.7	66.0	68.0	62.0
Styrene (cents/lb) (3)	52.8	66.0	68.3	51.9	48.6
Caustic ($/ short ton) (4)	101.7	194.2	300.0	345.0	382.0
Chlorine ($/ short ton) (5)	270.0	290.0	310.0	330.0	350.0
VCM (cents/lb) (6)	31.8	33.1	36.2	38.5	37.5
PVC (cents/lb) (7)	45.5	47.5	49.8	53.8	54.2

Source: CMAI

(1)	Contract-Net Transaction
(2)	Contract Low Density Polyethylene, GP- Film
(3)	Contract-Styrene
(4)	Contract-Diaphragm caustic
(5)	Contract Chlorine
(6)	Contract Vinyl Chloride Monomer
(7)	Contract Polyvinyl Chloride-Pipe Grade